Exhibit 99.1

Vaughan Foods, Inc. Announces Extension of Revolving Line of Credit

MOORE, Okla., April 27, 2010 -- Vaughan Foods, Inc. (OTCBB – FOOD.OB), a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, today announced that it has extended its $3.5 million revolving line of credit, set to mature on May 1, 2010, to July 1, 2010. The revolving line of credit is with Peninsula Bank Business Funding, a division of The Private Bank of the Peninsula of Palo Alto, California.

The Company and Peninsula agreed to extend the maturity date by two months in order to provide additional time to consider mutually beneficial renewal terms targeted at extending the relationship. The revolving loan agreement has been extended on the same terms as those that currently exist.

Management does not believe any issues exist with respect to its ability to renew the revolving loan agreement on a longer-term basis. The Company is in compliance with the covenants in its revolving loan agreement. Also, the Company’s operating results and financial condition are materially improved from a year earlier, and on February 24, 2010, it closed a private placement financing in which it raised $1.9 million in equity capital. First quarter operating results will be announced after the close of the market on May 11, 2010.

About Vaughan Foods, Inc.

Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Vaughan Foods, Inc. based on Management's assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company's Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Cameron Associates
Investor Contact:
Paul Henning
212-554-5462
Paul@cameronassoc.com